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                                                                       EXHIBIT 5

                                 LAW OFFICES OF
                  CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                                ONE PACIFIC PLACE
                         1125 S. 103RD STREET, SUITE 720
                              OMAHA, NEBRASKA 68124
                                 (402) 397-1700
                               FAX (402) 397-1806

                                 January 8, 1999

Dennis Nelson, President
The Buckle, Inc.
2407 West 24th Street
Kearney, NE 68847

     Re: Registration of 1,500,000 Additional Shares on Amendment No. 1 to Form S-8 (File No. 333-07227)

Dear Mr. Nelson:

     We have acted as legal counsel for The Buckle, Inc., a Nebraska corporation, (the "Company") in connection with the Company's preparation of the above-referenced registration of additional shares on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"), and the prospectus which is not filed, but is included as a part of the Form S-8 (the "Prospectus"). The 1,500,000 shares of common stock to be registered are issuable pursuant to the Company's 1995 Executive Stock Option Plan (the "Plan"). All of the shares are to be offered and sold, by the Company or its affiliates pursuant to the Plan and in the manner set forth in the Plan, Form S-8 and Prospectus.

     In connection herewith, we have examined: (i) the Form S-8 and the Prospectus; (ii) the Certificate of Incorporation and the Bylaws of the Company;
(iii) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

     Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Nebraska; and (ii) the shares issued pursuant to the Plan, upon issuance and payment therefor, as contemplated by the Plan, Form S-8 and the Prospectus, will be validly issued, fully paid and non-assessable common stock of the Company.






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     We hereby consent to the filing of the opinion as an exhibit to the Form
S-8 and to any references to our firm in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                             Very truly yours,

                                             Cline, Williams, Wright, Johnson &
                                             Oldfather